Exhibit 10.1

SEVERANCE AND CONSULTING AGREEMENT AND GENERAL RELEASE

This Severance and Consulting Agreement and General Release (this “Agreement” or this “Agreement and General Release”), dated September 30, 2022, is entered into by Thomas Freeburg (“Executive”) and Interpace Biosciences, Inc. (the “Company”). Executive and the Company are jointly referred to in this Agreement as the “Parties” and both individually referred to in this Agreement as a “Party.”

1. Termination of Employment. The Parties acknowledge and agree that Executive’s employment with the Company and its affiliates will terminate by the Company without cause on September 30, 2022 (the “Employment Termination Date”) and that such termination of employment will constitute a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Irrespective of whether Executive signs this Agreement, (a) to the extent unpaid, Company shall pay Executive on the first regular payroll date following the Employment Termination Date for Executive’s accrued salary and accrued and unused PTO days through the Employment Termination Date, which shall total twenty-four (24) days, and (b) Executive shall be entitled to retain possession of his laptop computer, monitor, cell phone and iPad. Executive’s participation in the Company’s group health insurance plan will end on the Employment Termination Date, and to the extent provided by COBRA and by the Company’s current group health insurance policies, Executive will be eligible to continue Executive’s group health insurance benefits at Executive’s own expense other than with regard to the first six months of benefits which will be at the Company’s expense. Upon the Employment Termination Date, (i) any of Executive’s outstanding equity awards that were scheduled to vest during the 24-month period following the Employment Termination Date shall accelerate and become fully vested as of such date, and (ii) any such equity awards that are stock options (totaling 50,000 shares of common stock) that are vested on the Employment Termination Date (including all of the accelerated awards referenced in paragraph 1(i) herein) shall remain exercisable through the 90th day following the Consulting Termination Date (as defined below) (or, if earlier, the stated term of the applicable stock option).

2. Consulting Services. During the Consulting Term (as defined below), Executive shall provide certain consulting services (the “Services”) to the Company, as the Company’s Chief Executive Officer and/or other senior management employees of the Company may from time to time request and deem appropriate, including, but not limited to finance and accounting services, which shall include the (a) review of the Company’s financial reporting and SEC filings and (b) Executive’s signature on the Form 10-Q for the period ending on September 30, 2022 and the certifications thereto, as permitted by United States Securities and Exchange Commission rules and regulations, the Sarbanes-Oxley Act of 2002, Company by-laws, policies and procedures, and any other laws, rules and regulations that pertain to Form 10-Q filings (collectively, “the 10-Q Signature Rules”). If the 10-Q Signature Rules do not permit executive to provide his signature on the Company’s Form 10-Q for the period ending on September 30, 2022 to be filed with the Securities and Exchange Commission, it will not be considered a breach or violation of this agreement by Executive, and all other terms and conditions of this agreement shall remain in full force and effect. Executive shall devote such time and attention to the business of the Company as is necessary to perform the Services hereunder, but in no event shall he be required to devote, on average, more than twenty percent (20%) of his time (or approximately eight (8) hours per week) during the Consulting Term in performing such Services. While working at a site other than the Company’s offices, Executive will be responsible for providing its own supplies and office equipment. Executive represents and warrants that Executive has the skill, expertise, and experience to perform the Services in accordance with all applicable laws.

i. In consideration of Executive’s expertise related to the Services, Executive’s acceptance of this Agreement, and of Executive’s performance of the Services as set forth herein, the Company shall pay Executive a monthly fee of $6,000. Invoices for Services (cash compensated) and expenses will be submitted by Executive to the Company on a regular but no less than weekly basis and shall clearly identify Executive’s business name, address, and Federal Tax ID Number. The Company will pay such invoices within 15 days upon receipt of invoice. The Company will not withhold any federal, state or local income, Social Security, unemployment or other taxes on account of payments to Executive hereunder, but will remit the full amount of such payments to Executive and report them on IRS Form 1099. Reasonable expenses incurred by Executive in the course of performing the Services shall be reimbursed by the Company upon receipt and submission of evidence satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s expense substantiation policy. Any line item expense of more than $1,500 will need prior Company approval.

ii. It is understood and agreed that Executive’s performance of the Services are as an independent contractor and not an employee of the Company, and the manner and means of Executive’s provision of the Services will be under Executive’s direction and control. Neither Executive nor the Company shall make any commitments or create any obligations in the name of the other. Executive shall have no authority to bind the Company or assume any obligations or liabilities of any nature for or on behalf of the Company and Executive will not have, and will not represent to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Company as its agent or representative. Neither the Company nor any the Company entity shall provide to Executive any employee benefits, including without limitation any medical, dental, pension, retirement, savings or insurance benefits which may be provided to employees of the Company or of any Company entity, except in connection with the severance benefits set forth in Section 3(ii). Executive agrees to timely deposit all taxes required to be paid with respect to fees paid to it for the performance of the Services, and will indemnify the Company from all claims, interest or penalties relating to taxes due with respect to the fees provided by the Company to Executive. If requested, Executive agrees to promptly complete and deliver to the Company and execute IRS form 4669 (Statement of Payments Received) with respect to any amount payable hereunder.

iii. The term of the Services (the “Consulting Term”) shall commence on the Employment Termination Date and shall terminate no earlier than four (4) months, but no later than six (6) months thereafter or upon such later date as may be mutually agreed upon by the Parties in writing (the date on which the Consulting Term terminates, the “Consulting Termination Date”). Notwithstanding the foregoing, (x) the Company may terminate the Consulting Term prior to the end of the Consulting Term immediately upon written notice of termination for Cause (as defined below); provided that the Company shall pay Executive’s fees through the date of delivery of such notice, and (y) the Consulting Term shall terminate automatically and without any written notice upon the death or disability of Executive which renders Executive incapable of performing Executive’s duties hereunder. For purposes of this Agreement, “Cause” shall mean Executive’s (i) gross negligence or willful misconduct in the performance of the Services; (ii) engagement in any felonious acts or other acts showing dishonesty or moral turpitude; or (iii) breach of any restrictive covenant set forth in any written agreement between Executive and the Company.

iv. The Company acknowledges and agrees that Executive may enter into other consulting agreements or arrangements with other companies or individuals during the Consulting Term and Executive may seek and obtain full-time employment or consulting assignments from other companies or individuals neither of which will impede or interfere with Executive’s ability to provide the Consulting Services hereunder.

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3. Post-Termination Severance Benefits. If Executive: (i) timely signs, returns and does not revoke this Agreement pursuant to Section 10 below and (ii) complies fully with Executive’s obligations hereunder, which includes, without limitation, the subsequent execution and non-revocation of a Severance Agreement and General Release acceptable to the Company following the Consulting Termination Date (the “Post-Consulting Release”), then the Company will provide Executive with the following severance payments and benefits:

i. An amount equal to one hundred and twenty-seven thousand five hundred dollars ($127,500) (which amount, for the avoidance of doubt, is equal to six (6) months of Executive’s annual base salary in effect on the Employment Termination Date), payable in semi-monthly installments on the Company’s regularly scheduled payroll dates over a six-month period beginning on the first regular payroll date following the effective date of this Agreement.

ii. If Executive properly and timely elects to continue health and dental coverage under the Company’s plan in accordance with the continuation requirements of COBRA, payment for the cost of the premiums for such coverages for Executive and spouse for a six (6) month period following the Employment Termination Date, or if earlier, through the date on which Executive becomes eligible for other group health coverage in connection with new employment.

Executive understands and agrees that he is not entitled to any severance money or benefits, other than those offered in accordance with the terms of this Agreement. Executive further acknowledges that he in the event he fails to execute the Post-Consulting Release within 21 days of the Consulting Termination Date, Executive shall reimburse the Company for the severance payments and benefits paid to Executive as set forth in Section 11 below. The severance payments and benefits will commence on the first regular payroll date following the effective date of this Agreement.

4. 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement. This Agreement is intended to comply with or be exempt from Section 409A of the Code (“Section 409A”) and the Parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. The severance payments and benefits pursuant to this Agreement shall begin only after the date of Executive’s “separation from service” which for purposes of this Agreement shall be the Employment Termination Date. Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

5. Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as may be appropriate, except for the payments for consulting services under 2(i) .

6. Executive’s General Release of Claims. In exchange for the payments and benefits described in this Agreement, Executive knowingly and voluntarily releases the Company and its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, shareholders, agents, representatives and employee benefit plans and programs and their administrators and fiduciaries (collectively referred to in this Agreement and General Release as the “Released Parties”), from any and all claims, known and unknown, resulting from anything which has happened up to the date Executive signs this Agreement, including any claim for attorneys’ fees, relating to or arising out of Executive’s employment with the Company. For purposes of this release, “Executive” includes Executive and his heirs and legal representatives.

Without limiting the release in the prior paragraph in any way, Executive expressly waives and releases all claims relating to or arising out of any conduct of the Released Parties with respect to Executive’s employment with the Company and/or any other aspect of Executive’s employment with the Company and Executive’s termination of employment, including, but not limited to all claims under:

●	The Age Discrimination in Employment Act;
●	The National Labor Relations Act;
●	Title VII of the Civil Rights Act;
●	Sections 1981 through 1988 of Title 42 of the United States Code;
●	The Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan);
●	The Genetic Information Nondiscrimination Act;
●	The Immigration Reform and Control Act;
●	The Americans with Disabilities Act;
●	The Occupational Safety and Health Act;
●	The Workers Adjustment and Retraining Notification Act;
●	The Fair Credit Reporting Act;
●	The Family and Medical Leave Act;
●	The Equal Pay Act;
●	The Uniformed Services Employment and Reemployment Rights Act;
●	Employee Polygraph Protection Act;
●	The Employee (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act);
●	The New Jersey Law Against Discrimination;
●	The New Jersey Civil Rights Act;
●	The New Jersey Family Leave Act;
●	The Millville Dallas Airmotive Plant Job Loss Notification Act;
●	The New Jersey Conscientious Employee Protection Act;
●	The New Jersey Equal Pay Law;
●	The New Jersey Occupational Safety and Health Law;

●	The New Jersey Smokers’ Rights Law;
●	The New Jersey Genetic Privacy Act;
●	The New Jersey Fair Credit Reporting Act;
●	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim;
●	other federal, state or local law equal employment opportunity or other laws, regulations, or ordinances;
●	breach of contract; quasi contract; negligence; interference with contract/business advantage; fraud; defamation; intentional infliction of emotional distress;
●	common law wrongful discharge from employment; and
●	any other duty or obligation of any kind or description to the fullest extent permissible by law.

Executive does not waive or release: (1) his right to enforce or challenge this Agreement and General Release; (2) any vested rights which Executive may have under any employer sponsored benefit plan; (3) the right to file any unwaivable charge or complaint with a government administrative agency (although Executive does waive and release any right to recover damages in connection with any such charge or complaint relating to anything which has happened up to the date Executive signs this Agreement); (4) rights or claims which cannot lawfully be released; (5) any right to defense or indemnification based upon Executive’s past conduct within the course and scope of Executive’s duties for the Company that Executive may have whether based on Company bylaws, state law, or insurance policy; and (6) rights or claims arising after the date Executive signs this Agreement.

Executive represents that as of the date he signs this Agreement and General Release, he is unaware of any work related illness or injury. Executive also acknowledges and agrees that he has fully and timely received all wages, overtime compensation, bonuses, commissions, benefits, and/or other amounts due in connection with his employment with and termination from the Company.

Executive represents that, as of the date he signs this Agreement, he has not filed any charge, complaint, claim, or action with any court, organization, governmental entity, or administrative agency against the Company, or any of the other Released Parties.

Notwithstanding any other provision herein, nothing in this Agreement and General Release is intended in any way to limit Executive’s right or ability to initiate or participate in any investigation or proceeding conducted by any federal, state or local agency, including the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Department of Labor, the Department of Justice and/or the U.S. Securities and Exchange Commission (“SEC”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Notwithstanding the foregoing, Executive agrees to waive any right to recover monetary damages in any suit, complaint, charge or other proceeding filed by Executive or anyone else on Executive’s behalf.

7. Restrictive Covenants and Return of Property. Executive represents that Executive has not divulged any proprietary or confidential information of the Company and will remain subject to the confidentiality and other restrictive covenants contained in the Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation, and Rights to Intellectual Property Agreement previously entered into by Executive in favor of the Company, dated as of February 1, 2021 (the “Confidentiality Agreement”), which is incorporated by reference herein. Executive represents that Executive shall return all of the Company’s property, documents, and/or any confidential or proprietary information in Executive’s possession or control by the Consulting Termination Date. Executive also agrees that Executive is in possession of all of Executive’s property that Executive had at the Company’s premises and that the Company is not in possession of any of Executive’s property.

8. Confidentiality of this Agreement. Executive shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than Executive’s spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena or as otherwise permitted by law. This provision is not intended to otherwise restrict Executive’s legal right to discuss the terms and conditions of Executive’s employment.

9. Non-Disparagement. Executive acknowledges and agrees that he will not make any negative comments or disparaging remarks, in writing, orally or electronically, about the Company or any other Released Parties and their respective products and services. The Company shall instruct its officers and directors to not make any negative comments or disparaging remarks, in writing, orally or electronically, about Executive. Notwithstanding the foregoing, in no event will any legally required disclosure be deemed to violate this paragraph, regardless of the content of such disclosure or the nature of such action.

10. ADEA Release. Executive specifically waives and releases the Company from all claims Executive may have as of the date Executive signs this Agreement regarding claims or rights arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C § 621 et al. (“ADEA”), including the Older Workers Benefit Protection Act of 1990. This paragraph does not waive rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive acknowledges the payments and other consideration that are being provided to Executive hereunder are of significant value and are in addition to what Executive otherwise would be entitled. The Company hereby advises Executive in writing to consult an attorney prior to signing this Agreement. Executive is being given a period of at least twenty-one (21) days within which to review and consider this Agreement before signing it, though Executive may sign earlier. Executive cannot sign this Agreement prior to Executive’s Employment Termination Date. Following execution of this Agreement, Executive shall have the right to revoke it for seven (7) days (“Revocation Period”). This Agreement shall not be effective and enforceable until after the Revocation Period has expired without this Agreement being revoked. To revoke this Agreement, Executive must send a letter to the Company at the attention of the Chairman of the Board at 300 Interpace Parkway, Building C, 1st Floor, Parsippany, NJ 07054. The letter must be received within seven (7) days of Executive’s execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be received by the following business day. If Executive revokes this Agreement on a timely basis, Executive shall not be eligible for the consulting payments and post-termination severance benefits set forth in Sections 2 and 3, respectively.

11. Remedies for Breach. If the Company, in its sole discretion, determines that Executive has breached, or is about to breach any provision of this Agreement, including, without limitation, the Confidentiality Agreement, or the failure of Executive to execute and not revoke the Post-Consulting Release, the Company may immediately cease any payments pursuant to this Agreement, and Executive shall be required to reimburse the Company for all amounts paid to Executive under this Agreement, except for the first payment made under Section 3(i) of this Agreement and the first monthly fee under Section 2(i).

12. Governing Law and Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

13. Severability. Should any provision or part of any provision of this Agreement be declared illegal, unenforceable, or ineffective in any legal forum, that provision or part of that provision shall immediately become null and void, but the rest of this Agreement and General Release will remain in full force and effect.

14. No Admission of Wrongdoing and Attorneys’ Fees. Neither Party, by signing this Agreement, admits to any wrongdoing or liability to the other. Both Executive and the Company deny any wrongdoing or liability. The Parties shall each bear their own attorneys’ fees and/or expenses incurred in connection with this Agreement and no Party shall be deemed a prevailing Party for any purpose.

15. Indemnification/Acknowledgment. The Company hereby agrees to indemnify and hold Executive harmless, including attorneys’ fees, for all conduct of Executive within the scope of his employment or consultancy whether as an employee or consultant including to the fullest extent provided under the Company’s by-laws and insurance policies, and as provided to other executives and/or board members. The Company also acknowledges and represents that Executive has not played any meaningful role in deciding or determining Company pricing, reimbursement, billing and/or collection decisions or policies during his term of employment.

15. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Executive and the Company.

16. Entire Agreement. This Agreement and General Release sets forth the entire agreement between Executive and the Company with respect to the subject matter hereof. This Agreement and General Release supersedes and replaces any and all prior agreements or understandings between Executive and the Company, except the Confidentiality, Non-Competition, and Non-Solicitation Agreement which shall survive and continue to remain in full force and effect. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

17. Representation by Counsel. Executive acknowledges that he has had ample time and opportunity to consult with the attorney of his choice in connection with his execution of this Agreement if he elected to do so; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has had adequate time to review this Agreement and the General Release contained in this Agreement.

18. Agreement is Joint Product. The Parties acknowledge that this Agreement is a joint product and shall not be construed for or against any Party on the ground of sole authorship. This Agreement may be executed in multiple originals, each of which shall be considered an original instrument, but all of which shall constitute one agreement, and shall bind the Parties hereto and their successors, heirs, assigns, and legal representatives.

19. Counterparts. This Agreement may be executed in counterparts, each being deemed an original document. This Agreement shall be binding upon the execution and delivery by facsimile or email by all Parties to this Agreement as if the same were manually executed and delivered by such Parties. The Parties agree to promptly deliver to each other original executed counterparts of this Agreement.

20. Assignment. Neither Party may assign such Party’s rights or obligations hereunder without the prior written consent of the other Party.

21. Headings. Headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the Parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.

22. No Waiver. No waiver by any Party hereto of any breach of this Agreement by any other Party shall operate or be construed as a waiver of any other or subsequent breach.

[signature page follows]

EXECUTIVE

/s/ Thomas Freeburg	9/30/2022
Thomas Freeburg	Date

Interpace Biosciences, Inc.

/s/ Thomas W. Burnell	9/30/2022
Thomas W. Burnell	Date
President and Chief Executive Officer